Exhibit 8.1
February 5, 2008
The Board of Directors
First Bancorp
341 N. Main Street
Troy, NC 27371
The Board of Directors
Great Pee Dee Bancorp, Inc.
901 Chesterfield Highway
Cheraw, SC 29520
First Bancorp – Great Pee Dee Bancorp, Inc. Merger Tax Opinion
You have requested the opinion of KPMG LLP (“KPMG”) regarding certain U.S. federal income tax consequences resulting from the proposed merger of Great Pee Dee Bancorp, Inc. (“Great Pee Dee”), with and into First Bancorp. As described in the Merger Agreement (defined below), Great Pee Dee will merge with and into First Bancorp under the laws of the State of Delaware and the State of North Carolina, with First Bancorp continuing as the surviving corporation, and the separate existence of Great Pee Dee shall cease (the “Merger”). In consideration of the Merger, the Great Pee Dee shareholders will receive shares of First Bancorp Common Stock (as defined below), as described in the Merger Agreement (as defined below).
Any tax advice in this opinion is not intended or written by KPMG to be used, and cannot be used, by a client or any other person or entity for the purpose of avoiding penalties that may be imposed on any taxpayer. The opinion was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the opinion. All taxpayers should seek advice based on their particular circumstances from an independent tax advisor.
You have submitted for our consideration:
•
A certification signed by Jerry L. Ocheltree, President and Chief Executive Officer of First Bancorp, and dated the date hereof, setting forth certain representations made on behalf of First Bancorp (the “First Bancorp Certificate”);

•
A certification signed by John S. Long, President and Chief Executive Officer of Great Pee Dee, and dated the date hereof, setting forth certain representations made on behalf of Great Pee Dee (the “Great Pee Dee Certificate”);

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
•	a copy of the Agreement and Plan of Merger by and between First Bancorp and Great Pee Dee, dated as of July 12, 2007 (the “Merger Agreement”); and

•	a draft of the Form S-4, Registration Statement Under the Securities Act of 1933, to be filed with the Securities and Exchange Commission (the “Draft Registration Statement”).
This opinion is based on the law in existence and facts as of October 5, 2007.
SCOPE OF OPINION
In formulating our opinion, we examined certain documents and obtained additional information through consultation with various officers and representatives of First Bancorp and Great Pee Dee. Any capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement.
Our opinions set forth below assume (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Draft Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (3) the accuracy of (i) the representations made and the assumptions permitted by First Bancorp set forth in the First Bancorp Certificate, and (ii) the representations made and the assumptions permitted by Great Pee Dee set forth in the Great Pee Dee Certificate, and (4) that any representations and assumptions made in such certificates that are qualified by knowledge or qualifications of like import are accurate without such qualification. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinions.
We have not reviewed all of the legal documents necessary to effectuate the steps to be undertaken (such as, for example, certificates of merger), and we assume that all steps will be effectuated under state and Federal law and will be consistent with the legal documentation, the description of the Merger as set forth in the above-noted documentation, and the STATEMENT OF FACTS AND ASSUMPTIONS and the STATEMENT OF REPRESENTATIONS as provided herein.
Our advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading OPINIONS. The level of our opinion (“will,” “should,” “more likely than not”) with respect to each matter addressed is set forth in that section of this letter. In various other sections of this letter, for ease of understanding and as a stylistic matter, we might use language (such as “will” or “should”) that could suggest that we reached a conclusion on an issue at a standard different from the standards set forth in the OPINIONS section of this letter. Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed the standard or standards set forth below in the OPINIONS section of this letter. KPMG expresses no opinion

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on herein.
TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF SUCH TRANSACTION TO ANY PARTICULAR GREAT PEE DEE SHAREHOLDER WILL DEPEND ON THAT GREAT PEE DEE SHAREHOLDER’S PARTICULAR SITUATION. GREAT PEE DEE SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.
This discussion addresses only such Great Pee Dee shareholders who hold their Great Pee Dee Common Stock (as defined below) as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular Great Pee Dee shareholders in light of their particular circumstances or to Great Pee Dee shareholders who are subject to special rules, such as, without limitation:
•	mutual funds, banks, thrifts or other financial institutions;

•	partnerships and their partners, subchapter S corporations and their shareholders or other pass-through entities and their members;

•	regulated investments companies, real estate investment trusts, or cooperatives;

•	tax-exempt organizations or pension funds;

•	insurance companies;

•	brokers or dealers in securities or currencies;

•	traders in securities or currencies who elect to apply a mark-to-market method of accounting;

•	foreign holders or U.S. expatriates;

•	persons who hold their shares as part of a hedge, appreciated financial position, straddle, wash sale, synthetic security, constructive sale, conversion transaction or other integrated investment;

•	holders of restricted stock;

•	holders whose functional currency is not the U.S. dollar;

•
holders who acquired their shares through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation, with the exception of our opinions on the federal income tax consequences to holders of Great Pee Dee options; and

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
•	holders of any employee stock options, with the exception of our opinions on the federal income tax consequences to holders of Great Pee Dee options.
These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.
In rendering our advice, we may consider, for example, the applicable provisions of the Internal Revenue Code of 1986 and ERISA, as amended, and the relevant state and foreign statutes, the regulations thereunder, income tax treaties, and judicial and administrative interpretations, thereof. As noted above, we have considered such authorities in existence as of the date of our opinion. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.
This discussion does not purport to be a comprehensive analysis or description of all potential United States federal income tax consequences of the transactions. Tax consequences under the federal alternative minimum tax laws; federal estate, gift and other non-income tax laws; state, local and foreign laws, and federal laws other than federal income tax laws, are not addressed.
STATEMENT OF FACTS AND ASSUMPTIONS
First Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Act of 1956, as amended and the North Carolina Commissioner of Banks. First Bancorp has one wholly-owned banking subsidiary, First Bank, which is a state chartered bank incorporated under North Carolina law. First Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Subject to dollar limits under such Act, all deposits in First Bank are fully insured by the FDIC to the extent permitted by law. First Bancorp has 20,000,000 shares of common stock authorized, of no par value per share (“First Bancorp Common Stock”), of which 14,392,803 shares were outstanding as of July 12, 2007. First Bank has 2,500,000 shares of common stock authorized, $5.00 par value per share, of which 1,134,042 shares are issued and outstanding as of July 12, 2007. All of the 1,134,042 outstanding shares of First Bank common stock are owned and held by First Bancorp, and First Bank has no shares of capital stock or other equity securities outstanding.1

[1]
The facts in this paragraph are taken from the Merger Agreement and First Bancorp’s Form 8-K, Current Report Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934, filed on July 13, 2007. All references to “Article” refer to the Merger Agreement.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
Great Pee Dee is a Delaware corporation registered as a savings and loan holding company with the Office of Thrift Supervision under the Home Owners’ Loan Act, as amended. Great Pee Dee has a wholly-owned subsidiary, Sentry Bank & Trust, which is a federal savings association organized under the laws of the United States of America and is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Subject to dollar limits under such Act, all deposits in the Sentry Bank & Trust are fully insured by the FDIC to the extent permitted by law. The authorized capital stock of Great Pee Dee consists solely of (i) 3,600,000 shares of common stock, par value $0.01 per share (“Great Pee Dee Common Stock”), of which 1,789,981 shares are issued and outstanding as of July 12, 2007; and (ii) 400,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of July 12, 2007. Except for such shares, there are no shares of capital stock or other equity securities of Great Pee Dee outstanding. The authorized capital stock of Sentry Bank & Trust consists of 20,000,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding as of July 12, 2007. Great Pee Dee owns all 100 outstanding shares of Sentry Bank & Trust common stock, and there are no shares of capital stock or other equity securities of the Sentry Bank & Trust outstanding.2
For valid corporate business purposes, pursuant to the Merger Agreement and at the Effective Time (as that term is defined in the Merger Agreement), Great Pee Dee will merge with and into First Bancorp, with First Bancorp being the surviving corporation.3
You have instructed us to assume that neither Great Pee Dee nor Sentry Bank & Trust is an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended, or both Great Pee Dee and Sentry Bank & Trust meet the diversification requirements in Section 368(a)(2)(F)(ii).4
You have instructed us to assume that neither First Bancorp, Great Pee Dee nor any of their subsidiaries (including any predecessor corporation) has participated in a tax-free “spin-off” transaction within the previous two years.

[2]	Id.

[3]	Article 2.1.

[4]
All references to “Sections” or “the Code” refer to the Internal Revenue Code of 1986, as amended. With respect to the term “investment company” referenced above, while there are a number of specific additional rules, an “investment company” generally means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. With respect to the “diversification requirements” reference above, while there are a number of specific additional rules, such requirements are generally met if not more than 25 percent of the value of total assets is invested in the stock and securities of any one issuer, and not more than 50 percent of the value of total assets is invested in the stock and securities of 5 or fewer issuers.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
You have instructed us to assume that neither Great Pee Dee nor any of its subsidiaries is, or has been at any time during the five year period ending on the Effective Time, a United States real property holding corporation (within the meaning of Section 897(c)(2)).
The Merger Agreement provides that, upon the Merger, subject to provisions of the Merger Agreement, each share of Great Pee Dee Common Stock outstanding as to which a dissenters’ right has not been duly and validly exercised shall be converted into and exchangeable for the right to receive, as provided in and subject to provisions of the Merger Agreement, 1.15 shares of First Bancorp Common Stock.5
First Bancorp will not issue any fractional shares of First Bancorp Common Stock in connection with the Merger. Instead, each holder of Great Pee Dee Common Stock who would otherwise have been entitled to receive a fraction of a share of First Bancorp Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of First Bancorp Common Stock multiplied by the closing price per share of First Bancorp Common Stock on the NASDAQ Global Select Market on the trading day immediately prior to the Effective Time of the Merger, as defined in the Merger Agreement.6
The Merger Agreement provides that under the certain circumstances, shares of Great Pee Dee Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted in favor of the Merger and who properly have demanded payment for such shares in accordance with Delaware Law shall not be converted into or represent the right to receive First Bancorp Common Stock. Such shareholders instead shall be entitled to receive payment in cash of the fair value of such shares held by them, plus accrued interest, in accordance with the provisions of Delaware Law.7 No Great Pee Dee shareholder will surrender Section 306 stock in the Merger.8
At the Effective Time, each right to purchase Great Pee Dee Common Stock pursuant to stock options (“Great Pee Dee Options”) granted by Great Pee Dee under the Great Pee Dee 2003 Long-Term Incentive Stock Benefit Plan (“Great Pee Dee Option Plan”) that are outstanding at the Effective Time of the Merger shall be converted into and become rights with respect to First Bancorp’s stock (“First Bancorp Options”), and First Bancorp shall assume each Great Pee Dee Option, in accordance with the terms of the Great Pee Dee Option Plan and the stock option agreement by which such Great Pee Dee Option is evidenced, except that from and after such Effective Time: (i) First Bancorp and its compensation committee shall be substituted for Great Pee Dee and the compensation committee of its board of directors (including if applicable, the entire Board of Directors of Great Pee Dee) administering the Great Pee Dee Option Plan; (ii) the Great Pee Dee Options assumed by First Bancorp may be exercised solely for shares of First Bancorp

[5]	Article 2.3.

[6]	Id.

[7]	Article 2.6.

[8]	As defined in section 306(c) of the Code.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
Common Stock; (iii) the number of shares of First Bancorp Common Stock subject to such converted Great Pee Dee Options shall be equal to the number of shares of Great Pee Dee Common Stock subject to such Great Pee Dee Options immediately prior to the Effective Time multiplied by the Exchange Ratio,9 rounded down to the nearest whole share; and (iv) the per-share exercise price under each such converted Great Pee Dee Option shall be adjusted by dividing the exercise price of the Great Pee Dee Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest cent.10 The adjustment provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner consistent with Section 424(a) of the Code.11
In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Time, the outstanding shares of First Bancorp have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in First Bancorp’s capitalization, then an appropriate and proportionate adjustment shall be made to the exchange ratio so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.12
The Merger has been approved by the Boards of Directors of Great Pee Dee and First Bancorp and is subject to the receipt of regulatory approval from appropriate parties, including the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, and the North Carolina Commissioner of Banks.13
As provided by the Draft Registration Statement and the STATEMENT OF REPRESENTATIONS, the Merger is being effected by First Bancorp for corporate business purposes other than tax purposes. Primarily, First Bancorp intends to increase shareholder value by merging with a profitable, well-managed financial institution. The Merger would also expand First Bancorp’s existing banking business into Chesterfield and Florence counties in South Carolina, which represents a natural extension of First Bancorp’s existing market areas. First Bancorp also believes the Merger will produce a positive benefit of additional capital, which will increase First Bancorp’s regulatory capital ratios, allowing for higher asset growth than would have otherwise been possible without the issuance of capital instruments.14

[9]
As defined in the Merger Agreement, “Exchange Ratio” means 1.15 shares of First Bancorp Common Stock for each share of Great Pee Dee Common Stock, subject to adjustment pursuant to Section 9.1(h) of the Merger Agreement.

[10]	Article 2.7 as amended by the Amendment to the Merger Agreement.

[11]	All references to “Sections” or “the Code” refer to the Internal Revenue Code of 1986, as amended.

[12]	Article 2.3.

[13]	Article 8.1.

[14]	Draft First Bancorp Form S-4, Registration Statement Under the Securities Act of 1933.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
In addition, as a result of the enactment of the Sarbanes-Oxley Act in 2002, Great Pee Dee has become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure controls, internal and external audit relationships, and the duties and qualifications of its board committees. Moreover, Great Pee Dee has also become subject to expanded disclosure requirements relating to its corporate and trading activities. As a result of these new requirements, Great Pee Dee’s cost of compliance has increased, particularly relative to its limited personnel resources and market capitalization. The Merger would be a means to deregister its common stock and terminate its reporting requirements under the federal securities laws, alleviating its compliance burden. Great Pee Dee also believes that the size of a financial institution and related economies of scale, as well as diversification of product offerings are becoming increasingly important to continued success in the current financial services environment. Accordingly, Great Pee Dee believes that the Merger will allow for enhanced opportunities for Great Pee Dee’s clients and customers.15
STATEMENT OF REPRESENTATIONS
In addition to the foregoing STATEMENT OF FACTS AND ASSUMPTIONS, First Bancorp and/or Great Pee Dee have made the following representations, as applicable, to KPMG in connection with the Merger. KPMG has not independently verified the completeness and accuracy of any of the following representations. KPMG is relying on these representations in rendering the opinion contained herein.
First Bancorp
The First Bancorp Certificate provides, in relevant part, as follows (the “First Bancorp Representations”):
1
The facts, representations and covenants relating to the Merger that are set forth in the Merger Agreement, the Draft Registration Statement, and the other documents included or described in the Draft Registration Statement, as amended or supplemented through the date hereof are true, correct and complete in all material respects to the extent that such facts, representations and covenants relate to First Bancorp and First Bank. To the knowledge of First Bancorp and First Bank, the Merger will be consummated in compliance with the Merger Agreement and in accordance with applicable state corporation laws.

2
First Bancorp directly owns 100 percent of the issued and outstanding stock of First Bank. First Bank has no outstanding warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire stock in First Bank.

[15]	Id.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
3
The fair market value of First Bancorp Common Stock and other consideration, if any, received by each shareholder of Great Pee Dee will be approximately equal to the fair market value of Great Pee Dee Common Stock surrendered in the exchange.

4
Neither First Bancorp nor any subsidiary or related person has any plan or intention to reacquire any of First Bancorp shares issued in the Merger or (other than the share for share exchanges described above) to acquire any share of Great Pee Dee prior to the Merger. Great Pee Dee is not aware of any plan or intention on the part of its shareholders to sell Great Pee Dee Common Stock to Great Pee Dee, First Bancorp, or any person related to Great Pee Dee or First Bancorp prior to the transaction, or to sell First Bancorp Common Stock to any such person after the transaction. In addition, to First Bancorp’s knowledge, Great Pee Dee does not intend to redeem any Great Pee Dee Common Stock or declare an extraordinary dividend with respect to Great Pee Dee Common Stock prior to the transaction.

For purposes of this representation, two persons are “related” if the persons are corporations and either immediately before or immediately after a transaction are members of the same “affiliated group.” “Affiliated group” for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent through ownership chains comprising at least 80 percent of the voting power of each corporation and 80 percent of the value of each corporation’s shares. In addition, “related person” includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation or, (b) when a person in control of each of two corporations sells shares of one controlled corporation to the other corporation. For these purposes, “control” means the ownership of shares possessing at least 50 percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions, which attribute ownership between corporations and their five-percent or greater shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an acquisition by a partnership, each partner shall be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner’s interest in the partnership.

5
Following the Merger, First Bancorp will continue the historical business of Great Pee Dee (including the business of its subsidiaries) or use a significant portion of the historic business assets of Great Pee Dee (including the historic business assets of its subsidiaries) in a business.

6	First Bancorp, Great Pee Dee, and the shareholders of Great Pee Dee will each pay their respective expenses, if any, incurred in connection with the Merger.

7	No inter-corporate indebtedness exists between First Bancorp and Great Pee Dee that was issued, acquired, or will be settled at a discount.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
8
Neither First Bancorp nor First Bank is an investment company within the meaning of Sections 368(a)(2)(F)(iii) and (iv), or both First Bancorp and First Bank meet the diversification requirements in Section 368(a)(2)(F)(ii).

9
At the Effective Time, the fair market value of the assets of Great Pee Dee transferred to First Bancorp will exceed the sum of (i) the liabilities assumed by First Bancorp, and the amount of liabilities, if any, to which the assets are subject, including the amount of any liabilities owed by Great Pee Dee to First Bancorp or any subsidiary of First Bancorp plus (ii) the amount of any money and the fair market value of any property other than stock received in connection with the exchange. The fair market value of each asset transferred will be greater than zero.

10	First Bancorp is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

11
None of the compensation received by any shareholder-employees of Great Pee Dee will be separate consideration for, or allocable to, any of their shares of Great Pee Dee Common Stock; none of the shares of First Bancorp Common Stock received by any shareholder-employee of Great Pee Dee will be separate consideration for, or allocable to, any employment agreement and the compensation paid to any shareholder-employees of Great Pee Dee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

12
The distribution of cash proceeds to Great Pee Dee shareholders in lieu of fractional shares of First Bancorp will be made solely for the purpose of avoiding the expense and inconvenience to First Bancorp of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that First Bancorp will pay in the transaction to Great Pee Dee shareholders instead of issuing fractional shares will not exceed one percent of the total consideration that First Bancorp will issue in the transaction to Great Pee Dee shareholders in exchange for their shares of Great Pee Dee. The fractional share interests of each Great Pee Dee shareholder will be aggregated, and no Great Pee Dee shareholder will receive cash in an amount equal to or greater than the value of one full share of First Bancorp Common Stock.

13
The Merger will qualify as a statutory merger under North Carolina and Delaware law, and, as a result of the operation of such law, the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of Great Pee Dee immediately prior to the Merger will become the assets and liabilities of First Bancorp and (ii) Great Pee Dee will cease its separate legal existence for all purposes.

14
The Merger is being undertaken for corporate business purposes other than tax purposes, namely to increase shareholder value by merging with a profitable, well-managed financial institution. The Merger would also expand First Bancorp’s existing banking business into Chesterfield and Florence counties in South Carolina, which represents a natural extension of First Bancorp’s existing market areas. The Merger will also provide First Bancorp with

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008

additional capital, which will increase its regulatory capital ratios, allowing for higher asset growth than would have otherwise been possible without the issuance of capital instruments. The anticipated benefits from the Mergers can be reasonably expected to exceed all costs and expenses (including professional fees) incurred in the Merger.

15
The Merger Agreement represents the full and complete agreement among First Bancorp and Great Pee Dee regarding the Merger and there are no other written or oral agreements regarding the Merger, except as otherwise described in the Documents.

16	First Bancorp and Great Pee Dee adopted the Merger Agreement as their plan of reorganization.

17
The excess of the aggregate fair market value of the shares of First Bancorp Common Stock subject to the First Bancorp Options immediately after the exchange over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of the Great Pee Dee Common Stock subject to the Great Pee Dee Options immediately before the exchange over the aggregate option price of such shares. The First Bancorp Options issued pursuant to this transaction do not give the recipient employees any additional benefits that they did not have under a Great Pee Dee Stock Options.

18	First Bancorp is properly treated as a Subchapter C corporation for US federal income tax purposes.

19
The Merger Agreement is a legal contract enforceable under North Carolina and Delaware law against First Bancorp and Great Pee Dee, which became legally binding on July 12, 2007, and has remained legally binding from such date through the present. With regards to the legally binding nature of the Merger Agreement, there remained to be satisfied or negotiated, as the case may be, only (i) conditions outside the control of First Bancorp or the Great Pee Dee (e.g., shareholder votes and regulatory approval), (ii) insubstantial terms, or (iii) customary conditions, all within the meaning of Treas. Reg. section 1.368-1(e)(2)(ii).

20
The value of the First Bancorp Common Stock (such value being determined as of July 11, 2007) that will be exchanged for the Great Pee Dee Common Stock pursuant to the Merger will be at least forty percent (40%) of the sum of such value and the value of any other consideration to be paid pursuant to the Merger, the latter including the value of (i) the cash received in lieu of fractional interests in First Bancorp Common Stock, (ii) the cash received by Dissenters and (iii) distributions other than normal and recurring quarterly and special year-end dividends all of which are functionally unrelated to the Merger and have historically been paid in prior years (“Permitted Distributions”).

21	Prior to the Merger, neither First Bancorp nor any person related to First Bancorp (as defined in Treas. Reg. section 1.368-1(e)(4)), will have acquired Great Pee Dee Common Stock.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
22
First Bancorp has no plan or intention to sell or otherwise dispose of any of the assets of Great Pee Dee or its subsidiaries acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Treas. Reg. section 1.368-2(k)(1).

23	The total adjusted basis of the assets of Great Pee Dee transferred to First Bancorp will not exceed the total fair market value of such assets prior to the Merger.

24
Neither First Bancorp nor any of its subsidiaries is, or has been at any time during the five year period ending on the Effective Time, a United States real property holding corporation (within the meaning of Section 897(c)(2)).

25	Neither First Bancorp nor any of its subsidiaries owns an interest in any entity that is disregarded as an entity separate from its owner for federal income tax purposes.

26	The fair market value of the assets of First Bancorp will exceed the amount of its liabilities both prior to and immediately after the Merger.

27	The First Bancorp Common Stock issued as consideration in the Merger will not be nonqualified preferred stock within the meaning of Section 351.

28
Neither First Bancorp nor any of its subsidiaries (including any predecessor corporation) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for or intended to qualify for tax-free treatment under Section 355(c) in the two years prior to July 12, 2007, and the period subsequent to July 12, 2007, and the present or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e)(2)(ii)) in connection with the Merger.

29
Neither First Bancorp nor any of its subsidiaries has taken any action, has failed to take any action or has any knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368(a).

30
First Bancorp will not take any position on a tax return inconsistent with treatment of the Merger as a reorganization within the meaning of Section 368(a)(1)(A), unless otherwise required by a determination, as defined in Section 1313(a)(1), or by comparable state or local income or franchise law. First Bancorp will comply with the record keeping and filing requirements of Treas. Reg. section 1.368-3T.

31
First Bancorp will be the employer (or a related corporation to the employer) of the employee option holders. The substitution of Great Pee Dee Options for First Bancorp Options would occur because of the Merger.

32	For nonqualified stock options, the ratio of the exercise price to the fair market value of the shares of First Bancorp Common Stock subject to First Bancorp Options immediately after the

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008

substitution will not be greater than the ratio of the exercise price to the fair market value of the Great Pee Dee Common Stock subject to the Great Pee Dee Options immediately before the substitution.

33
For incentive stock options, on a share by share comparison, the ratio of the exercise price to the fair market value of the shares of First Bancorp Common Stock subject to First Bancorp Options immediately after the substitution will not be more favorable to the option holders than the ratio of the exercise price to the fair market value of the Great Pee Dee Common Stock subject to the Great Pee Dee Options immediately before the substitution.

34
The First Bancorp Options substituted for Great Pee Dee Options will contain all the terms of the Great Pee Dee Options, except terms made inoperative by the Merger. The First Bancorp Options substituted for Great Pee Dee Options will not provide option holders with any additional benefits not provided for under the Great Pee Dee Options.

35
All transactions undertaken contemporaneously with, in anticipation of, in conjunction with, and related to the Mergers in a legal or practical sense have been fully disclosed. All documents necessary or helpful to carry out the Merger have been provided to KPMG for review. There are and will not be any side letters, undocumented agreements, arrangements, or understandings that modify or alter the effect of those documents or that create any additional obligations of or rights in any person.

36	First Bancorp permits KPMG to assume that any representations and assumptions made herein that are qualified by knowledge or qualifications of like import are accurate without such qualification.
Great Pee Dee
The Great Pee Dee Certificate provides, in relevant part, as follows (the “Great Pee Dee Representations”):
1
The facts, representations and covenants relating to the Merger that are set forth in the Merger Agreement, the Draft Registration Statement, and the other documents included or described in the Draft Registration Statement, as amended or supplemented through the date hereof are true, correct and complete in all material respects to the extent that such facts, representations and covenants relate to Great Pee Dee and Sentry Bank & Trust. To the knowledge of Great Pee Dee and Sentry Bank & Trust, the Merger will be consummated in compliance with the Merger Agreement and in accordance with applicable state corporation laws.

2
Great Pee Dee directly owns 100 percent of the issued and outstanding stock of Sentry Bank & Trust. Sentry Bank & Trust has no outstanding warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire stock in Sentry Bank & Trust.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
3
The fair market value of First Bancorp Common Stock and other consideration, if any, received by each shareholder of Great Pee Dee will be approximately equal to the fair market value of Great Pee Dee Common Stock surrendered in the exchange.

4
Neither Great Pee Dee, nor any subsidiary or related person has any plan or intention to reacquire any of First Bancorp shares issued in the Merger or (other than the share for share exchanges described above) to acquire any share of Great Pee Dee prior to the Merger. Great Pee Dee is not aware of any plan or intention on the part of its shareholders to sell Great Pee Dee Common Stock to Great Pee Dee, First Bancorp, or any person related to Great Pee Dee or First Bancorp prior to the transaction, or to sell First Bancorp Common Stock to any such person after the transaction. In addition, Great Pee Dee does not intend to redeem any Great Pee Dee Common Stock or declare an extraordinary dividend with respect to Great Pee Dee Common Stock prior to the transaction.

For purposes of this representation, two persons are “related” if the persons are corporations and either immediately before or immediately after a transaction are members of the same “affiliated group.” “Affiliated group” for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent through ownership chains comprising at least 80 percent of the voting power of each corporation and 80 percent of the value of each corporation’s shares. In addition, “related person” includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation or, (b) when a person in control of each of two corporations sells shares of one controlled corporation to the other corporation. For these purposes, “control” means the ownership of shares possessing at least 50 percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions, which attribute ownership between corporations and their five-percent or greater shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an acquisition by a partnership, each partner shall be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner’s interest in the partnership.

5
The liabilities of Great Pee Dee to be assumed by First Bancorp and the liabilities to which the transferred assets of Great Pee Dee are subject will have been incurred by Great Pee Dee in the ordinary course of its business, and will not have been incurred with a principal purpose of avoiding federal income taxes or other than with a bona fide business purpose.

6	First Bancorp, Great Pee Dee, and the shareholders of Great Pee Dee will pay their respective expenses, if any, incurred in connection with the Merger.

7	No inter-corporate indebtedness exists between First Bancorp and Great Pee Dee that was issued, acquired, or will be settled at a discount.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
8
At the Effective Time, the fair market value of the assets of Great Pee Dee transferred to First Bancorp will exceed the sum of (i) the liabilities assumed by First Bancorp, and the amount of liabilities, if any, to which the assets are subject, including the amount of any liabilities owed by Great Pee Dee to First Bancorp or any subsidiary of First Bancorp plus (ii) the amount of any money and the fair market value of any property other than stock received in connection with the exchange. The fair market value of each asset transferred will be greater than zero.

9	Neither Great Pee Dee nor Sentry Bank & Trust is under the jurisdiction of a court in a Title 11 or similar case.

10
None of the compensation received by any shareholder-employees of Great Pee Dee will be separate consideration for, or allocable to, any of their shares of Great Pee Dee Common Stock; none of the shares of First Bancorp Common Stock received by any shareholder-employee of Great Pee Dee will be separate consideration for, or allocable to, any employment agreement and the compensation paid to any shareholder-employees of Great Pee Dee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

11
The distribution of cash proceeds to Great Pee Dee shareholders in lieu of fractional shares of First Bancorp will be made solely for the purpose of avoiding the expense and inconvenience to First Bancorp of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that First Bancorp will pay in the transaction to Great Pee Dee shareholders instead of issuing fractional shares will not exceed one percent of the total consideration that First Bancorp will issue in the transaction to Great Pee Dee shareholders in exchange for their shares of Great Pee Dee. The fractional share interests of each Great Pee Dee shareholder will be aggregated, and no Great Pee Dee shareholder will receive cash in an amount equal to or greater than the value of one full share of First Bancorp Common Stock.

12
The Merger will qualify as a statutory merger under North Carolina and Delaware law, and, as a result of the operation of such law, the following events will occur simultaneously at the Effective Time: (i) all of the assets and liabilities of Great Pee Dee immediately prior to the Merger will become the assets and liabilities of First Bancorp and (ii) Great Pee Dee will cease its separate legal existence for all purposes.

13
The Merger is being undertaken for corporate business purposes other than tax purposes, namely to allow for enhanced opportunities for Great Pee Dee’s clients and customers through economies of scale and diversification of product offerings, as well as to terminate compliance requirements arising from a variety of areas, including disclosure controls, internal and external audit relationships, and the duties and qualifications of its board committees. The anticipated benefits from the Mergers can be reasonably expected to exceed all costs and expenses (including professional fees) incurred in the Merger.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
14
The Merger Agreement represents the full and complete agreement among First Bancorp and Great Pee Dee regarding the Merger and there are no other written or oral agreements regarding the Merger, except as otherwise described in the Documents.

15	First Bancorp and Great Pee Dee adopted the Merger Agreement as their plan of reorganization.

16
The excess of the aggregate fair market value of the shares of First Bancorp Common Stock subject to the First Bancorp Options immediately after the exchange over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of the Great Pee Dee Common Stock subject to the Great Pee Dee Stock Options immediately before the exchange over the aggregate option price of such shares. The First Bancorp Options issued pursuant to this transaction do not give the recipient employees additional benefits that they did not have under a Great Pee Dee Stock Options.

17	Great Pee Dee is properly treated as a Subchapter C corporation for US federal income tax purposes.

18	Prior to the Merger, neither Great Pee Dee nor any person related to Great Pee Dee (as defined in Treas. Reg. section 1.368-1(e)(4)), will have acquired Great Pee Dee Common Stock.

19	The total adjusted basis of the assets of Great Pee Dee transferred to First Bancorp will not exceed the total fair market value of such assets prior to the Merger.

20	Neither Great Pee Dee nor any of its subsidiaries owns an interest in any entity that is disregarded as an entity separate from its owner for federal income tax purposes.

21
Neither Great Pee Dee nor any of their subsidiaries (including any predecessor corporation) has participated or intend to participate in a tax-free spin-off transaction in the two years prior to July 12, 2007, and the period subsequent to July 12, 2007, and the present.

22
Neither Great Pee Dee nor any of their subsidiaries has taken any action, has failed to take any action or has any knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368(a).

23	Neither Great Pee Dee nor Sentry Bank & Trust will take any position on a tax return inconsistent with treatment of the Merger as described in the KPMG Tax Opinion.

24
For nonqualified stock options, the ratio of the exercise price to the fair market value of the shares of First Bancorp Common Stock subject to First Bancorp Options immediately after the substitution will not be greater than the ratio of the exercise price to the fair market value of the Great Pee Dee Common Stock subject to the Great Pee Dee Options immediately before the substitution.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
25
For incentive stock options, on a share by share comparison, the ratio of the exercise price to the fair market value of the shares of First Bancorp Common Stock subject to First Bancorp Options immediately after the substitution will not be more favorable to the option holders than the ratio of the exercise price to the fair market value of the Great Pee Dee Common Stock subject to the Great Pee Dee Options immediately before the substitution.

26
All of the Great Pee Dee Options were granted with an exercise price equal to the fair market value of the underlying Great Pee Dee Common Stock on the date of grant. The number of Great Pee Dee Common Stock granted under the Great Pee Dee Options was fixed on the date of grant.

27	The nonqualified Great Pee Dee Options did not have a readily ascertainable fair market value at the date such options were granted nor did the Great Pee Dee Options have any deferral features.

28	The Great Pee Dee Options treated as incentive stock options satisfy the requirements of Sections 422 and 424.

29
The Great Pee Dee Options will be cancelled and option holders will lose all rights under the Great Pee Dee Options. Option holders will not be able to exercise both the Great Pee Dee Options and First Bancorp Options.

30
All transactions undertaken contemporaneously with, in anticipation of, in conjunction with, and related to the Mergers in a legal or practical sense have been fully disclosed. All documents necessary or helpful to carry out the Merger have been provided to KPMG for review. There are and will not be any side letters, undocumented agreements, arrangements, or understandings that modify or alter the effect of those documents or that create any additional obligations of or rights in any person.

31	Great Pee Dee permits KPMG to assume that any representations and assumptions made herein that are qualified by Knowledge or qualifications of like import are accurate without such qualification.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
OPINIONS
You have requested KPMG’s opinion with respect to the federal income tax consequences of the Merger. Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above and qualifications set forth below, it is the opinion of KPMG that, for federal income tax purposes,
1	The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;[16]
2	First Bancorp and Great Pee Dee will each be a party to that reorganization within the meaning of Section 368(b);
3	Neither First Bancorp nor Great Pee Dee will recognize any gain or loss as a result of the Merger;[17]
4
For purposes of Section 381, First Bancorp will be the acquiring corporation in the Merger. Thus, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384, and the regulations thereunder, First Bancorp will succeed to and take into account the items of Great Pee Dee described in Section 381(c);

5
A Great Pee Dee shareholder will treat the receipt of cash for a fractional share interest in First Bancorp Common Stock as if such shareholder first received the fractional share interest in the Merger and then received cash for such fractional share interest in a redemption occurring after and separate from the Merger; [18]

6	A Great Pee Dee shareholder will recognize no gain or loss on the receipt of First Bancorp Common Stock solely in exchange for a share of Great Pee Dee Common Stock;[19]
7
A Great Pee Dee shareholder will recognize gain, but not loss, on the receipt of First Bancorp Common Stock and cash in exchange for Great Pee Dee Common Stock.[20] The amount of gain recognized will not exceed the cash received.[21] Such gain will be capital gain or dividend income (which generally are taxable at the same rates, in the case of long-term capital gains), depending on whether the receipt of the cash has the effect of a dividend distribution, as provided in Section 356(a)(2) with the application of Section 318(a), and, in the case of a deemed dividend distribution, not in excess of the Great Pee Dee shareholder’s ratable share of earnings and profits. A Great Pee Dee shareholder will not recognize a loss if such

[16]	All Section references refer to the Internal Revenue Code of 1986, as amended.

[17]	Sections 1032, 361(a) and 361(c).

[18]	Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574.

[19]	Section 354(a).

[20]	Section 356(a).

[21]	Id.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008

shareholder’s tax basis in a share of Great Pee Dee Common Stock is greater than the fair market value of the First Bancorp Common Stock and cash received therefor, and may not offset such a loss against a gain recognized on another share of Great Pee Dee Common Stock;[22]

8
A Great Pee Dee shareholder’s total tax basis in the shares of First Bancorp Common Stock received in exchange for shares of Great Pee Dee Common Stock (including a fractional share interest in First Bancorp Common Stock) will be the same as the total tax basis of shares of Great Pee Dee Common Stock surrendered therefor, decreased by the cash received by the shareholder, and increased by the amount that was treated as a dividend and the amount of gain which the shareholder recognized in the exchange (not including the portion of the gain treated as a dividend).[23] The allocation of the total tax basis to particular shares of First Bancorp Common Stock must follow the rules under Treasury Regulation section 1.358-2.

9
A Great Pee Dee shareholder’s holding period in a share of First Bancorp Common Stock received in exchange for a share of Great Pee Dee Common Stock (including a fractional share interest in First Bancorp Common Stock) will include the holding period in the share of Great Pee Dee Common Stock surrendered therefor, provided that such share of Great Pee Dee Common Stock surrendered was held as a capital asset at the effective time of the Merger.[24]

10
Provided that the redemption of a fractional share interest in First Bancorp Common Stock is not essentially equivalent to a dividend paid to a Great Pee Dee shareholder, a Great Pee Dee shareholder will recognize gain or loss on the receipt of such cash equal to the difference between the amount of cash and that shareholder’s tax basis in the fractional share interest.[25]

11
A Great Pee Dee shareholder who surrenders a share of Great Pee Dee Common Stock or exercises dissenters’ rights with respect to a share of Great Pee Dee Common Stock and receives solely cash therefor will recognize gain or loss on each share of Great Pee Dee Common Stock so surrendered equal to the difference between the fair market value of the cash received for a share of Great Pee Dee Common Stock and such shareholder’s tax basis in such share of Great Pee Dee Common Stock.[26]

12
The substitution of a First Bancorp NQO for a Great Pee Dee NQO will satisfy the requirements of Treasury Regulation section 1.409A-1(b)(5)(v)(D). Therefore, the substituted First Bancorp NQO’s are not subject to Section 409A. First Bancorp will be required to report employee income and withhold taxes upon the exercise of such First Bancorp NQO. In the event that such

[22]	Section 356(c).

[23]	Section 358(a)(1).

[24]	Section 1223.

[25]	Rev. Rul. 66-365, 1966-2 C.B. 116.

[26]	Section 1001.

First Bancorp – Great Pee Dee Bancorp, Inc.
Merger Tax Opinion
February 5, 2008
First Bancorp NQO is not subject to Section 409A, the substitution of a First Bancorp NQO for a Great Pee Dee NQO will be tax-free to the holder of such Great Pee Dee NQO.[27]

13
The substitution of a First Bancorp ISO for a Great Pee Dee ISO will be a valid substitution under Section 424. Therefore, (i) such First Bancorp ISO will be considered a substituted incentive stock option under Section 422, (ii) employee holders of shares of First Bancorp stock on exercise of their First Bancorp ISOs, that meet the holding period requirement in Section 422, will not have compensation income as described in Section 421, and (iii) First Bancorp will not be required to withhold or report income with respect to such First Bancorp ISOs, the employee holders of which meet the holding period requirement in Section 422, but will be required to report income to employee holders of First Bancorp ISO stock received on exercise of the First Bancorp ISOs where such employees have disqualifying dispositions of such stock. In addition, First Bancorp will be required to report employee income and withhold taxes upon the cancellation of such First Bancorp incentive stock options. Therefore, the substitution of a First Bancorp ISO for a Great Pee Dee ISO will be tax-free to the holder of such Great Pee Dee ISO.[28]

Sincerely Yours,
/s/ Thomas W. Avent, Jr.
Thomas W. Avent, Jr.
Southeast Area Partner-in-Charge
KPMG LLP

[27]	Section 424(a).

[28]	Id.